The information marked below with * and [ ] has been omitted pursuant to a request for confidential treatment. The omitted portions have been separately filed with the Commission.

                                     EXHIBIT 10.4.1

                                  SUPPLEMENTAL AGREEMENT


    Background

    Eisai Co., Ltd. (Eisai) and IGEN, Inc. (IGEN) entered into an agreement dated May 25, 1990 (the Eisai/IGEN License Agreement) whereby Eisai obtained certain rights relating to IGEN/ /s proprietary electrochemiluminescence (ECL) technology.

    [*

                                                                             ]
the parties wish to express mutually acceptable interpretations of the Eisai/IGEN License Agreement on certain points, and to establish certain supplemental provisions in furtherance of the intent of the Eisai/IGEN License Agreement.

    Now, therefore, Eisai and IGEN agree as follows:


                   1.       Relation to Eisai/IGEN License Agreement

    (A) The Eisai/IGEN License Agreement, as clarified and supplemented by this Supplemental Agreement, shall remain in force and effect.

    (B) When capitalized, terms used in the Eisai/IGEN License Agreement and/or this Supplemental Agreement shall have the meanings ascribed to them in the Eisai/IGEN License Agreement, subject to the following clarifications:

    "Clinical Diagnostic Market/ / shall have the meaning set forth in Section
1.4 of the Eisai/IGEN License Agreement, provided that the term / /patient/ / appearing in that section shall be understood to refer solely to human patients.

    "Eisai Instrument" shall mean the Instrument specified in Attachment A hereto.

    "Enhanced Eisai Instrument" [*





                                                              ]

     "Immunoassay" shall mean an Assay that uses antibodies wherein the antibody combining site is directly involved in the detection or quantification of the analyte, and that is formatted to be performed on an Eisai Instrument or Enhanced Eisai Instrument, wherein the immunoassay is performed with paramagnetic beads and wherein an immunocomplex containing an antibody and an ECL labeled moiety coupled to a paramagnetic bead (bead-bound phase/ /) is separated in one or more steps from other assay and/or sample components (/ /free phase/ /) in the Wash Station of the Instrument or Enhanced

Instrument, prior to transfer of the bead-bound phase to the flow cell of the Instrument or Enhanced Instrument.

      / /Instrument/ / shall mean any Eisai Instrument and/or any Enhanced Eisai Instrument.

     / /Point-of-Care/ / shall mean, with respect to instruments, designed for doctors' offices, or portable enough for bedside or near-patient use, or reliant on a disposable electrode, or capable of processing a number of assays but only for a single patient at a time, or hand-held; and shall mean, with respect to assays, formatted for use with any such instruments.

     / /Wash Station/ / shall mean a vessel(s) and means for separating bound phase from free phase, prior to transfer of bound phase to the flow cell of the instrument.

     / /Wash Step/ / shall mean one or more step(s) of separating bound phase from free phase in a Wash Station prior to transfer of the washed bound phase to the flow cell.

         2.       Instruments

     Clarifications:

    (A) Eisai has the exclusive right to market and sell the Eisai Instrument in the Clinical Diagnostic Market in Japan, except for Point-of-Care use.

    (B) Eisai has the exclusive right to market and sell in the Clinical Diagnostic Market in Japan except for Point-of-Care use, any Enhanced Eisai Instrument that Eisai may develop and obtain authority to sell, provided that Eisai shall have complied with the procedure specified in Section 5(B) below with respect to each such Enhanced Eisai Instrument.

    (C) IGEN shall not itself market or sell, and shall not grant to any other party except Eisai any license to market or sell, in the Clinical Diagnostic Market in Japan, except instruments that are for Point-of-Care use, any ECL-based instrument whose operation includes a Wash Step.

    (D) Eisai has no rights to market or sell the Eisai Instrument or any Enhanced Eisai Instrument outside Japan, except for sales to IGEN pursuant to subsection (H) below.

The information marked below with * and [ ] has been omitted pursuant to a request for confidential treatment. The omitted portions have been separately filed with the Commission.


    (E) Eisai has the right to manufacture or have manufactured Eisai Instruments and Enhanced Eisai Instruments in Japan. In case of any manufacturing by parties other than Eisai, Eisai shall obtain legally binding contractual commitments from the manufacturer to the effect that IGEN's patents and other proprietary or confidential information will be protected against disclosure or unauthorized use, and that the manufacturer will grant back to IGEN a non-exclusive, royalty-free license covering any improvements to IGEN technology that the manufacturer may make. The geographic scope of each such license shall be worldwide except that marketing and sales for the Clinical Diagnostic Market (excluding the Point-of-Care market) in Japan of instruments utilizing the licensed improvement may be excluded. Any manufacturing of Eisai Instruments or Enhanced Eisai Instruments outside Japan by Eisai or any other party under contract with Eisai shall require the prior written consent of IGEN, which consent shall not be unreasonably withheld. IGEN shall be entitled to withhold or impose conditions on its consent to avoid conflict with exclusive rights of other IGEN licensees or to protect IGEN technology or other IGEN business interests reasonably implicated by the proposed manufacturing outside Japan. In addition to seeking IGEN's consent for such manufacturing, Eisai shall give IGEN a reasonable opportunity to bid for the manufacturing work.

     (F) Eisai and IGEN shall coordinate in connection with development of Enhanced Eisai Instruments. Eisai may undertake this development at its option (but shall have no obligation to do so), and shall inform IGEN periodically about its efforts. IGEN shall keep Eisai informed concerning IGEN's development efforts in the field of ECL, and Eisai shall keep IGEN informed concerning developments by Eisai in the field of ECL and significant developments in the Japanese market for ECL-based instruments.

    (G) IGEN shall not use any specifications received from Eisai for the Eisai Instrument (or comparable specifications for any Enhanced Eisai Instrument provided by Eisai pursuant to Section 5(B) hereof) to manufacture the Eisai Instrument (or any Enhanced Eisai Instrument) for sale or lease to customers in Japan, although IGEN shall be free to manufacture instruments based on such specifications for sale in markets outside Japan. If Eisai elects to have the Eisai Instrument or any Enhanced Eisai Instrument manufactured by a contractor, Eisai shall purchase finished or semi-finished instruments directly from the selected contractor. Eisai shall also provide
IGEN with [*   ] Eisai Instruments and [*  ] of each Enhanced Eisai
Instruments that Eisai may develop [*                   ].  Such instruments
shall be provided as soon as Eisai=s manufacturing capacity and customer demand allow, but in no event later than [*
                                            ] after execution of this
Supplemental Agreement (in the case of the Eisai Instrument) or the date when the instrument is first offered to Eisai customers (in the case of each Enhanced Eisai Instrument).

The information marked below with * and [ ] has been omitted pursuant to a request for confidential treatment. The omitted portions have been separately filed with the Commission.

    (H) Subject to production capacity constraints of Eisai and its contractors, IGEN shall have the right to purchase from Eisai, Eisai Instruments or any Enhanced Eisai Instruments for the sole purpose of resale in markets outside Japan. Priority shall be given during the first twelve
(12) months after execution of this Supplemental Agreement to Eisai's own requirements for instruments to be sold in Japan, except that IGEN shall be
entitled to receive [*       ] Eisai Instruments and [*       ] of any
Enhanced Eisai Instruments as provided for in Section 2(G) during such twelve
(12) month period.  For deliveries scheduled after the [*                    ]
, IGEN shall have the right to fulfillment of its orders for up to
[*                                   ].  IGEN shall make commercially
reasonable efforts to prevent instruments it resells outside Japan from flowing back into the Clinical Diagnostic Market in Japan, but IGEN shall not bear responsibility for purchasers of such instruments who may disregard commitments in this area. If Eisai reports to IGEN that one or more Eisai Instruments or Enhanced Eisai Instruments sold by IGEN outside Japan have appeared in the Clinical Diagnostic Market in Japan, IGEN shall promptly attempt to determine the source of the instrument(s), and shall seek to assert its contractual rights to rectify the problem. IGEN shall not market or sell in any market in Japan any Eisai Instrument or Enhanced Eisai Instrument. Eisai shall sell such instruments in finished or semi-finished packages to IGEN at an FOB ex factory price equal to [*
                                                           ]. Instruments and
documentation and packaging thereof provided under this paragraph shall be the same in all respects as Eisai produces for the Japanese market. If IGEN requests any modifications, Eisai and IGEN shall negotiate a production schedule and IGEN shall bear all additional costs such as, but not limited to, development and manufacturing costs necessitated by the requested modification. Any sales pursuant to this paragraph shall be subject to the terms and conditions set forth in Attachment D hereto.

    (I) Eisai shall include in all Instruments sold pursuant to Sections 2(A) and 2(B) above the software required for the performance of a Wash Step at the Wash Station of the Instrument.

    Supplementary Provision:

    (J) Upon execution of this Supplemental Agreement, Eisai shall provide IGEN with specifications for the Eisai Instrument, including software code, mechanical drawings and any other information that would be necessary to manufacture the Eisai Instrument.

The information marked below with * and [ ] has been omitted pursuant to a request for confidential treatment. The omitted portions have been separately filed with the Commission.

          3.       Assays

    Clarifications:

    (A) Eisai has the right to manufacture or have manufactured, market and sell in Japan during 1997 and 1998 Immunoassays for the analytes listed in Attachment B hereto as long as such Immunoassays are formatted specifically for the Eisai Instrument. Thereafter Eisai shall have the right to manufacture or have manufactured, market and sell Immunoassays for [*
                                                                             ]
and (ii) Eisai shall have complied with the procedure specified in Section 5(C) below with respect to each such Immunoassays. With respect to other Assays falling within the scope of the Eisai/IGEN License Agreement, IGEN and Eisai shall seek to develop mutually acceptable commercially reasonable terms
and timetable for introduction [*                                 ] of
any such Assay proposed by Eisai, provided, however, that Eisai shall not manufacture, have manufactured, market or sell any such Assay before such terms and timetable are mutually agreed. In case of any manufacturing of any Assay by parties other than Eisai, Eisai shall obtain legally binding contractual commitments from the manufacturer to the effect that IGEN's patents and other proprietary or confidential information will be protected against disclosure or unauthorized use, and that the manufacturer will grant back to IGEN a non-exclusive royalty-free license covering any improvements to IGEN technology that the manufacturer may make. The geographic scope of each such license shall be worldwide except that marketing and sales for the Clinical Diagnostic Market (excluding the Point-of-Care market) in Japan of Assays utilizing the licensed improvement may be excluded.

    (B) Any Assays manufactured by or for Eisai either before or after the end of 1998 shall be formatted to [*
                                                                ] be
incompatible with the Elecsys line of instruments marketed by Boehringer Mannheim GmbH and its affiliates.

    (C) It is the common understanding of both Eisai and IGEN that before and after the end of 1998, Eisai will have exclusive rights to manufacture, market and sell the PIVKA assay for all clinical uses of ECL in any format, wash or non-wash, in Japan.

The information marked below with * and [ ] has been omitted pursuant to a request for confidential treatment. The omitted portions have been separately filed with the Commission.

    (D) At IGEN's request, Eisai shall sell any Assays for the analytes listed on Attachment B or other Assays developed or licensed by or for Eisai and formatted for the Eisai Instrument or Enhanced Eisai Instruments, as to which Eisai has rights extending beyond Japan, to IGEN and its Affiliates in semi-finished form (without labels and instruction pamphlets) for marketing outside Japan. Any such sales shall be subject to the terms and conditions set forth in Attachment D hereto. Eisai shall sell such Assays to IGEN at an FOB ex-factory price equal to [*
                                                              ].  Eisai shall
also consider in good faith any requests for reagents to format assays for use by IGEN for any markets outside the Clinical Diagnostic Market on commercially reasonable terms. In the event of any disagreement between IGEN and Eisai about whether Eisai has a reasonable basis for withholding the requested reagents, the matter shall be referred to the Joint Steering Committee provided for in Section 5.

    (E) IGEN may not sell in Japan, nor authorize or allow other parties to sell in Japan, any Assays formatted for the Eisai Instrument or any Enhanced Eisai Instrument or any Immunoassays which involve a Wash Step, or any Assays produced from products or material supplied by Eisai, except that IGEN shall be entitled to sell or authorize others to sell such Assays (i) for markets other than the Clinical Diagnostic Market in Japan, and/or (ii) for Point-of-Care use in Japan.

    (F) Eisai shall purchase Ruthenium labels for ECL Assays from IGEN at [*

                                                                              ]
If requested, IGEN shall supply Eisai with up to a two-year supply of its projected label needs. Eisai shall provide IGEN with manufacturing specifications for the labels a reasonable time in advance of required delivery. Eisai shall be entitled to assume manufacturing responsibility for labels to meet its requirements only in case of IGEN's failure on three occasions within six (6) months of an order, as determined according to Attachment E and verified by an independent third-party expert, to provide labels that comply in all material respects with Eisai's specifications, and if IGEN fails to cure the problem within an additional three (3) month period.

The information marked below with * and [ ] has been omitted pursuant to a request for confidential treatment. The omitted portions have been separately filed with the Commission.


          4.       Fees and Royalties

    Clarifications:

    (A) Eisai shall pay IGEN the remaining $2,000,000 fee set forth in
Section 4.1(d) of the Eisai/IGEN License Agreement within thirty (30) days of the date of execution of this Supplemental Agreement, by wire transfer into a bank account designated by IGEN. Eisai shall be entitled to delay such payment until the license registration filing referred to in Section 7 has been made, unless non-filing is attributable to Eisai's non-cooperation in the process of preparing and making the filing. After payment under this
Section 4(A) is made, there will be no further payments due from Eisai to IGEN under Section 4.1 of the Eisai/IGEN License Agreement.

    (B) Eisai shall pay to IGEN a royalty equal to [*
                                                   ] whichever is higher, in
connection with all Eisai Instruments and Enhanced Eisai Instruments manufactured by Eisai or its contractors; provided, however, [*


                        ].

   (C) Eisai shall pay to IGEN royalties in connection with all Assays in
accordance with Section 4 of the Eisai/IGEN License Agreement.   The royalty
rate applicable to Assays for each analyte listed on Attachment B hereto shall be as set forth in the column entitled / /Applicable Royalty Rate/ / on Attachment B. If requested by IGEN with respect to any Assay listed on
Attachment B as having a royalty rate of [*   ] Eisai shall provide a
reasonable explanation of the proprietary and/or license rights of Eisai that
justify reduction of the royalty rate to [*   ].

    (D) Eisai shall pay to IGEN a royalty equal to [*                      ]
for replacement parts provided by or on behalf of Eisai with respect to any Eisai Instrument or Enhanced Eisai Instrument.

    Supplementary Provision:

    (E) Eisai shall pay the amount of $2,750,000 as a non-refundable advance royalty payment, to be paid within thirty (30) days of the date of execution of this Supplemental Agreement, to be set off against the first $2,750,000 in royalties that become payable from Eisai to IGEN by reason of the sale of Instruments, replacement parts, and Assays during any time period in which such royalties become due. Eisai shall be entitled to delay such payment until the license registration filing referred to in Section 7 has been made, unless non-filing is attributable to Eisai's non-cooperation in the process of preparing and making the filing.

         5.       Joint Steering Committee

    Clarifications:

    (A) Eisai and IGEN shall establish and maintain a Joint Steering Committee consisting of one or more representatives designated by each party.
 The Joint Steering Committee shall meet at least twice per year, alternating between Eisai headquarters and IGEN headquarters or at such other location as the parties may jointly select, provided that the visiting party may choose to attend by video teleconference at its own cost. The Joint Steering Committee shall serve as a forum for the parties to exchange general information about matters covered by the Eisai/IGEN License Agreement and this Supplemental Agreement.

    (B) For any Instrument that Eisai proposes to qualify as an Enhanced Eisai Instrument, Eisai shall provide IGEN's representatives on the Joint Steering Committee with a description of the Instrument in a level of detail comparable to Attachment A hereto. The Instrument shall qualify automatically as an Enhanced Eisai Instrument unless an IGEN representative on the Joint Steering Committee within thirty days disputes the Instrument's compliance with the definition of Enhanced Eisai Instrument set forth above. In that event, the IGEN representative shall provide an explanation of the basis for the dispute in reasonable detail, and the Joint Steering Committee shall meet promptly to attempt to resolve the dispute; provided, however, that the IGEN representative shall not dispute an Eisai proposal for Enhanced Eisai Instrument, to be manufactured, marketed and sold only in compliance with the other provisions of the Eisai/IGEN License Agreement and this Supplemental Agreement, on the basis of proposed use by Eisai of any new development or feature that IGEN has permitted any other licensee of ECL to incorporate into instruments intended for sale in Japan. The instrument shall not qualify as an Enhanced Eisai Instrument pending resolution of the dispute. Eisai shall be entitled to manufacture but not market, sell, or offer for sale, the instrument at issue while the dispute is pending. Any such manufacturing shall be at Eisai's risk that it will be found to lack the right to market and sell the instruments it manufactures. Resolution of such a dispute shall be by arbitration pursuant to Section 7 of the Eisai/IGEN License Agreement, and each party shall use best reasonable efforts to expedite resolution of the dispute. As soon as they are available, Eisai shall provide to IGEN the detailed specifications for the Enhanced Eisai Instrument including software code, mechanical drawings, and any other information that would be necessary in order to manufacture the Instrument. Such specifications shall conform to the description provided previously to the Joint Steering Committee.

    (C) At each meeting of the Joint Steering Committee, Eisai shall provide information concerning any new Assays Eisai plans to offer in Japan during the next six months. Eisai shall not offer any Assays formatted for the Eisai Instrument or any Enhanced Eisai Instrument for sale in Japan without first having provided information about such Assays to the Joint Steering Committee. The provisions of this Section 5(C) need not be met by Eisai with respect to assays listed on Attachment B.


         6.       Mutual Release

    Supplemental Provision:

    IGEN and Eisai each hereby releases the other party and its Affiliates, agents, representatives, officers and employees from any and all claims that have arisen, could have arisen, or may in the future arise with respect to performance under the Eisai/IGEN License Agreement up to the date of this Supplemental Agreement.

         7.       License Registration

    Supplemental Provisions:

    (A) Within thirty (30) days after execution of this Supplemental Agreement, Eisai and IGEN shall jointly file an application, in the form attached hereto as Attachment C, as required in the Eisai/IGEN License Agreement, for registration covering exclusive license rights under the Japanese patent law in the governing patent office in Japan. Such registration shall be co-owned by Eisai and IGEN or its Affiliate established in Japan. IGEN shall have rights and obligations as set forth in subsections 8(A), 8(C), and 8(D) with respect to enforcement pursuant to the co-owned registration, and Eisai shall have rights as set forth in subsection 8(A) with respect to such enforcement. Both parties shall cooperate as appropriate in the preparation and filing of any amendments of the application that may be necessary. However, in the event that the parties' original joint application for registration is not accepted, neither party shall initiate filing of any other application for registration of exclusive license rights in Japan covering, in whole or in part, the rights specified in the original joint application, without the prior approval of the other party.

    (B) Any registration of exclusive license rights for Eisai obtained pursuant to subsection 7(A) above shall terminate automatically upon the termination or expiration of the Eisai/IGEN License Agreement in accordance with the terms of that Agreement, and shall thereafter be of no further force or effect.

    (C) Nothing in this Supplemental Agreement shall in any way limit IGEN's rights, or constitute a waiver by IGEN of its rights, to enforce its patent rights against any infringer, notwithstanding the enforcement by Eisai of its interest in the co-owned registered senyo jisshi ken rights. In no event shall the provisions of the senyo jisshi ken referred to in subsection (A) above be construed to expand the scope of Eisai's license rights, nor shall Eisai have any right to obtain any compulsory license under any IGEN patent rights that would expand on such license rights granted to Eisai.

    (D) Eisai and IGEN and their respective Affiliates shall each cooperate as needed in all actions with regard to applications referred to in subsection (A) above, and with regard to the resulting registrations and enforcement of rights thereunder, and with regard to deregistration in the event of termination or expiration of the Eisai/IGEN License Agreement.

         8.       Enforcement of Patent Rights Against Third Parties

    Clarifications:

    (A) Eisai and its Affiliates shall have the first right to enforce the registered senyo jisshi ken to be filed and co-owned by Eisai and IGEN or Affiliate established in Japan pursuant to Articles 3.1 to 3.3 of the Eisai/IGEN License Agreement and Section 7(A) above, against any third party infringer, but only in cases where the infringer is

          (i) making, using or selling an instrument which contains a wash station including a vessel and means for separating an immunocomplex containing analyte and an ECL-labeled moiety (bound phase), from other assay and/or sample components (free phase), either integral with or associated with said instrument, prior to transfer of the bound phase to the flow cell; or

         (ii) making, using or selling a compound, composition, reagent or kit for performing clinical immunoassays that use antibodies wherein the antibody combining site is directly involved in the detection or quantification of an analyte, wherein an immunocomplex containing analyte and an ECL-labeled moiety (bound phase), is separated from other assay and/or sample components (free phase) in the wash station of the instrument prior to transfer of the washed bound phase to the flow cell of the instrument and wherein bound phase coupled to paramagnetic beads is transferred to said flow cell and magnetically collected at the electrode.

Any such action brought by Eisai and/or any of its Affiliates shall be at Eisai's own expense. If Eisai does not pursue such an action within the period specified in Section 11.5 of the Eisai/IGEN License Agreement, IGEN shall be entitled to enforce its proprietary rights according to the terms and procedures set forth in such Section 11.5.

    (B) Eisai may request IGEN and/or its Affiliate established in Japan to participate at their own expense in any enforcement action brought by Eisai and/or any of its Affiliates pursuant to subsection (A) above. Whether or not requested to do so by Eisai, IGEN and/or its Affiliate established in Japan shall be entitled to join in any such action, at their own expense, as a party. IGEN and/or its Affiliate established in Japan shall also be entitled to monitor proceedings brought by Eisai and/or any of its Affiliates by appointment of an attorney who shall be kept fully informed by Eisai. Eisai shall consult with IGEN in connection with any proposed settlement or compromise of any enforcement action brought by Eisai, and shall enter into any settlement or compromise only with the prior written approval of IGEN.

    (C) IGEN or its Affiliate established in Japan shall have the sole right to enforce the registered senyo jisshi ken, obtained pursuant to subsection
(A) above, at its own expense, against any third party infringer whose activity does not meet the criteria set forth in subsection (A) above.

    (D) In the event that a third party manufactures, uses or sells a clinical diagnostic instrument or immunoassay in Japan, which instrument or immunoassay (i) includes a Wash Station or Wash Step, (ii) falls outside the scope of Eisai's right to enforce its registered senyo jisshi ken rights under Section 7, and (iii) is not an instrument or Immunoassay for doctors' offices or for portable or hand-held use, or an instrument or immunoassay marketed for use in non-clinical markets, IGEN shall take all reasonable steps to enforce its proprietary rights in Japan against such third party. Eisai and IGEN acknowledge, however, that the line of Elecsys instruments (Elecsys 1010 and Elecsys 2010) currently being marketed by Boehringer Mannheim GmbH and its affiliates would not, if manufactured, used, or sold in Japan, justify any action by Eisai based on its exclusive license rights registration.

    (E) If Eisai requests IGEN to initiate an enforcement action pursuant to subsection 8(D), but IGEN doubts the validity of the position regarding proprietary rights it would be required to take in such an action, IGEN shall consult Nagashima & Ono or such other law firm as the parties may mutually select (hereinafter ALaw Firm@). Law Firm shall be asked first to render a written opinion to IGEN on the question whether its proprietary rights are enforceable against the alleged infringer. IGEN shall provide a copy of that opinion to Eisai. In the event the opinion is favorable, Law Firm shall take all reasonable actions, as instructed by IGEN, against the alleged infringer. All expenses of consultation with Law Firm and of any patent infringement proceeding shall be borne by Eisai, except that IGEN shall bear the costs of consultation with the Law Firm if the opinion of the Law Firm is clearly favorable on the issue of enforceability.

         9.       Cooperation in Financing

    Supplemental Provision:

    If requested by IGEN at any time after execution of this Supplemental Agreement, Eisai shall use reasonable efforts to cooperate with efforts by IGEN to obtain financing in Japan based on the commercial relationship reflected in the Eisai/IGEN License Agreement and this Supplemental Agreement by, if requested, providing information concerning sales of the Instruments and Assays in Japan, copies of its business plans for future sales in Japan, and projections, all subject to customary confidentiality restrictions agreed to by the potential financing sources who are given access to such information; and, if requested, making available a suitable, knowledgeable Eisai representative to discuss with representatives of potential financing sources the business progress and prospects for products and services covered by the Eisai/IGEN License Agreement and this Supplemental Agreement. Eisai will also consider in good faith any other reasonable requests by IGEN for additional cooperation in connection with financing, but Eisai retains full discretion to decide whether to comply with any such requests for additional cooperation.

          10.      Public Statements

    Supplemental Provision:

    In order to protect the integrity and confidentiality of the commercial relationship between Eisai and IGEN as reflected in the Eisai/IGEN License Agreement and this Supplemental Agreement, each party and it officers, and employees, shall refrain from issuing any press release, making any statement to any third party, or otherwise disseminating any information or opinion that might reasonably be interpreted as critical of the other party or its performance pursuant to the agreements referred to above, except as required by law or as part of the dispute resolution process set forth in Section 7 of the Eisai/IGEN License Agreement. Each party shall also use all reasonable efforts to ensure that its agents and other external representatives comply with the terms of this Section 10.

         11.      Effectiveness

    (A) This Supplemental Agreement shall become effective on the date as of which authorized representatives of each of Eisai and IGEN shall have signed it below.

    (B) At such time as this Supplemental Agreement may become effective, Eisai and IGEN agree to be bound by the mutual promises and obligations herein.

    (C) No parties shall be third party beneficiaries of this Supplemental Agreement, or gain any rights directly by reason of it.

    (D) Any dispute relating to the interpretation of this Supplemental Agreement or performance according to its terms shall be resolved according to the provision of Section 7 of the Eisai/IGEN License Agreement.

Foregoing Agreed Upon:


Eisai Co., Ltd.                        IGEN International, Inc.

By:      /s/ MATSO OHARA               By:  /s/ SAMUEL J. WOHLSTADTER
             -----------------------        ---------------------------

Name:    MATSUO OHARA                  Name: SAMUEL J. WOHLSTADTER
         ---------------------------         ---------------------------

Title:   Director of Ethical Drug      Title: Chief Executive Officer
         and Diagnostic Division              ---------------------------
         ---------------------------

Date:    23 July 1997                  Date: July 22, 1997
         ---------------------------         -----------------------------

The 2 1/2 page attachment from the point marked below with * and [ ] has been omitted pursuant to a request for confidential treatment. The omitted portions have been separately filed with the Commission.


                                     ATTACHMENT A
                                     ------------

                                SPECIFICATIONS FOR [*]
[

The information marked below with * and [ ] has been omitted pursuant to a request for confidential treatment. The omitted portions have been separately filed with the Commission.



                                    ATTACHMENT B

[*






















                                                                               ]

                                     ATTACHMENT C

                 DRAFT OF LICENSE TO EISAI/IGEN, JAPAN, AS CO-OWNERS

                                   SENYO-JISSHI KEN

                       (Clinical Diagnostic Instrument License)

    IGEN grants EISAI CO., LTD. and [insert name of IGEN's affiliate in Japan] an exclusive license in Japan under Japanese Patents Nos. 1977946, 1977948, 2005055, 2058815, 2107086 and 2538083;


I.  Scope of License

    (1) to make and to have made for use in the Clinical Diagnostic Market in Japan, and

    (2) to use and sell, in the Clinical Diagnostic Market in Japan, the Clinical Diagnostic Instrument described in Annex A for performing clinical diagnostic immunoassays that use antibodies wherein the antibody combining site is directly involved in the detection or quantification of an analyte, wherein an immunocomplex containing analyte and an ECL-labeled moiety (bound phase) coupled to paramagnetic beads is transferred to a flow cell and magnetically collected at the electrode; but not including any instrument designed for doctors' offices, or point-of-care instruments, or instruments for bedside or near-patient use, or instruments reliant on a disposable electrode, or instruments capable of processing a number of assays but only for a single patient at a time, or hand-held instruments.

/ / Clinical Diagnostic Market@ means the market regulated by the Japanese Ministry of Health and Welfare, or health authorities of other countries in the Territory for

(i) diagnosing a clinical condition of a patient

(ii) determining a patient's health or physical condition or

(iii) advising a patient with respect to his or her genetic make-up or prospects for his or her health.


II.  Duration

Until May 25, 2005



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

                 DRAFT OF LICENSE TO EISAI/IGEN, JAPAN, AS CO-OWNERS

                                   SENYO-JISSHI KEN
                         (Clinical Diagnostic Assay License)


    IGEN grants EISAI CO., LTD. and [insert name of IGEN's affiliate in Japan] an exclusive license in Japan under Japanese Patents Nos. 1977946, 1977948, 2005055, 2058815, 2107086 and 2538083;


I.  Scope of License

    (1) to make and to have made for use in the Clinical Diagnostic Market in Japan, and

    (2) to use and sell in the Clinical Diagnostic Market in Japan, compounds, compositions, reagents and kits, for the conduct of clinical diagnostic immunoassays that use antibodies wherein the antibody combining site is directly involved in the detection or quantification of any analyte, on an Instrument as described in Annex A, wherein an immunocomplex containing analyte and an ECL-labeled moiety (bound phase) coupled to paramagnetic beads is transferred to a flow cell and magnetically collected at the electrode; but not including any compound, composition, reagent or kit formatted for use with an instrument designed for doctors' offices, or point-of-care instruments, or instruments for bedside or near-patient use, or instruments reliant on a disposable electrode, or instruments capable of processing a number of assays but only for a single patient at a time, or hand-held instruments.

/ / Clinical Diagnostic Market@ means the market regulated by the Japanese Ministry of Health and Welfare, or health authorities of other countries in the Territory for

(i) diagnosing a clinical condition of a patient

(ii) determining a patient's health or physical condition or

(iii) advising a patient with respect to his or her genetic make-up or prospects for his or her health.


II.  Duration

Until May 25, 2005



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                                       ANNEX A

                          THE CLINICAL DIAGNOSTIC INSTRUMENT


    A clinical diagnostic instrument for conducting electrochemiluminescence, diagnostic immunoassays that use antibodies wherein the antibody combining site is directly involved in the detection or quantification of an analyte, with paramagnetic beads, containing the following components:

    (1) a flow cell capable of manifold reuse which includes a metal working electrode whose surface is capable of manifold regeneration;

    (2) a magnet associated with the flow cell to collect paramagnetic bead coupled to bound phase at the electrode; and

    (3) an electronic light detector for detecting photons emitted from the assay flow cell.









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                                    ATTACHMENT D

                                TERMS AND CONDITIONS
                   FOR SUPPLY OF INSTRUMENTS AND ASSAYS BY EISAI


Article 1.    Supply Commitment

Eisai shall supply to Igen, according to the terms and conditions of the Supplemental Agreement:

         (i)  Eisai Instruments or any Enhanced Eisai Instruments
              (below / / Instruments / /) and

         (ii) assay kits for assays marketed by Eisai for use in connection with Eisai Instruments or any Enhanced Eisai Instruments (below / / Assay / /).


Article 2.    Mutual Understanding

Eisai and Igen explicitly understand and agree that all Instruments and Assays supplied by Eisai to Igen are designed and manufactured to conform to law, regulation and practice in Japan only.

Igen shall not transfer to third parties in any way, or market, sell, distribute or use for the purpose of obtaining clinical results any Instrument or Assay supplied by Eisai to Igen unless and until Igen completes all modifications, labeling or other homologization necessary or desirable so that the Instrument or Assay shall conform to all applicable laws, regulations, practice or custom concerning the manufacture and sales of these products in the territory in which Igen sells these products or in such territory or territories where Igen has or reasonably should have knowledge that such products will be resold or used.

Igen hereby unconditionally covenants and agrees that any activities of Igen or its agents and distributors with respect to Instruments and Assays shall be conducted in accordance with all applicable laws, regulations and requirements.

Igen shall not use Eisai's trademarks or trade names in any manner in connection with marketing, distribution or sales of Instruments or Assays.

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

The information marked below with * and [ ] has been omitted pursuant to a request for confidential treatment. The omitted portions have been separately filed with the Commission.


Article 3.    Order

To order Instruments from Eisai, Igen shall issue an order to Eisai at least 180 days prior to the requested date of shipment of such Instruments or Assays.

Eisai shall not be required to accept any order from Igen for either Instruments
or Assays which is [*                                          ] of Eisai's
actual manufacturing capacity for said specific Instrument or specific Assay at the proposed time of manufacture. Provided, however, that Igen shall not order
any Instrument for delivery during the [*          ] after the signing of the
Supplemental Agreement except for [*              ] which may be delivered the
[*            ] after signing and [*                    ] which may be delivered
in the [*             ] after signing, and provided further that during the
first twelve months after the signing of the Supplemental Agreement, Eisai shall be obligated to supply only such quantities of Assays as are reasonably necessary for IGEN's demonstration purposes for Instruments which have been delivered. The instruments mentioned in this paragraph are separate from and
additional to [*    ] instruments to be supplied to Igen [*          ] which are
mentioned in Article 2, Section G of the Supplemental Agreement.

In such case that Eisai discontinues the sale in Japan of any Assay, for which assay Igen has created a substantial market outside of Japan, Eisai shall, if permitted by law and regulation of Japan and of any jurisdiction in which Igen proposes to manufacture and/or sell such assay, elect to do one of the following, to be chosen at Eisai's sole discretion:

    i.   Continue to sell to Igen on commercially reasonable terms.

    ii. Grant a license to Igen, on commercially reasonable terms, to manufacture and sell such assay in an ECL format.

    iii. Inform Igen that Eisai will not object to nor interfere with IGEN's manufacture and sale outside Japan of such assay in an ECL format.


Article 4.    Payment

Full payment of the amount due for all orders of product shall be due and payable by Igen to Eisai thirty (30) days after acceptance by Igen without discount or setoff for any reason. Payment shall be made by wire transfer in immediately available funds.


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

Article 5.    Inspection

Eisai shall give Igen reasonable opportunity to inspect Instruments and Assays prior to delivery and shall provide space for such inspection on Eisai's premises or on the premises of such subcontractor where final assembly of instruments may be done from time to time. Igen shall inspect or have inspected any Instrument and Assays prior to taking delivery.

Inspection by Igen and approval of delivery shall constitute final acceptance by Igen. Non-conformance with Eisai published specifications shall be the only valid reason for rejection of any Instruments and Assays. In the case of any hidden defect in materials or workmanship, repair or replacement shall be made under Article 12 of this agreement.

In the case that Igen rejects any Instruments and Assays, Igen shall set forth in writing the specific reason for such rejection including the specification which is not in conformance.

If there is a disagreement as to the conformance with any specification, the parties shall ask for a judgment by an independent third party.

In such case that Eisai agrees that there is non-conformance with a specification, or in the case that the third party has judged that there is non-conformance with a specification, Eisai shall repair or replace the Instrument or Assay at Eisai's sole discretion.

Delay in delivery due to the determination by the third party of a non-conformance and/or Eisai's reasonably prompt repair or replacement of a non-conforming Instrument or Assay shall not be a breach of this Supplemental Agreement or of any purchase order.

Reasonable promptness shall be determined with reference to the necessity of purchasing or manufacturing any parts or reagents necessary for replacement or repair.


Article 6.    Title and Risk

The title and risk of loss or damage to the Instruments and Assays shall be transferred from Eisai to Igen when the Instruments and Assays are delivered to a common carrier at Eisai's loading dock or at such other site as may be mutually agreed, from time to time, between Eisai and Igen.


Article 7.    Re-export

A. Igen warrants that all Instruments and Assays purchased by Igen from Eisai shall be shipped out of Japan. Igen shall not resell any Instruments or Assays in Japan, shall use reasonable efforts to assure that Instruments and Assays transferred to third parties by Igen are not re-imported to or resold in Japan, and shall not knowingly sell to any party who intends to re-import Instruments or Assays to Japan or who intends to sell to any party who would do so.

B. Igen warrants that Igen shall not resell any Assays for use in any format other than ECL. The requirements for the previous sentences shall be fulfilled so long as all Assays sold by Igen are sold in ECL format and Igen ascertains that the end user of such assays possesses at least one ECL instrument. Igen shall use reasonable efforts to assure that


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    Assays transferred to third parties by Igen are not sold or resold for use in these formats other than ECL, and shall not knowingly sell to any party who intends to sell to a third party who would do so.


Article 8.    Reports

Igen shall make quarterly reports to Eisai on the sales of Instruments and Assays including selling price, and shall also comment on the general market conditions.

Eisai agrees to keep information divulged in each report confidential for a period of two years from the date of such report, except where such information is required to be disclosed by a government entity or pursuant to legal, administrative or regulatory proceedings. In any case of such requirement to disclose, Eisai shall inform Igen as soon as practicable so that Igen may take steps to prevent or limit such disclosure.


Article 9.    Indemnification

Igen agrees to indemnify, hold harmless and defend Eisai, its Affiliates and their officers, employees and agents against any claims, suits, losses, damages, costs, fees, and expenses of every kind or nature whatsoever resulting from or arising out of the resale by Igen of any Instrument or Assay purchased hereunder, including without limitation:

(a) Product liability claims.
(b) Third party claims involving the manufacture, packaging, use, sale or other distribution of the Instruments or Assays.
(c) Any representations made or warranty given by Igen or its Affiliates with respect to the Instruments or Assays.
(d) Any claim for damages regarding the re-sale of Assays which have been sold to Igen in territories which Eisai has notified Igen that Eisai does not have the right to sell such assays.
(e) Claims by IGEN's agents or distributors.
(f) Claims arising from the acts or non-actions of IGEN's agents and distributors.

Igen shall, at its own expense, take out and maintain sufficient insurance against product liability claims, and in particular shall include Eisai as a named insured on such policies.

Igen shall provide Eisai with a copy of such insurance policies and evidence that the policies are in force, and shall provide new evidence that such policies have been renewed at least 30 days before the expiration of any such policy.


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

Article 10.   Form and Packaging

A. Instruments supplied under this Supplemental Agreement shall be supplied to Igen in the same form and packaging as Eisai supplies Instruments in Japan, except that they shall be supplied without the Eisai brand name affixed.

B. Assays supplied under this Agreement shall be supplied in semi-finished package.

    Semi-finished shall mean that containers of each reagent of an assay kit, such reagents to be of the same size and concentration as sold in Japan, shall be boxed in multiple, labeled only on the box. Instruments pamphlets shall not be included.


Article 11.   Delivery Place

Delivery shall be ex-factory Eisai's factory at Chiba, Japan.

Eisai shall arrange for loading on a common carrier on IGEN's reasonable instructions.


Article 12.   Warranty Limited

The only warranties provided under this Agreement shall be that a) Eisai shall repair or replace Instruments or Assays at Eisai's sole discretion, which Instruments or Assays are not conforming to the specifications of such Instruments or Assays and which nonconformance is noted and set out under
Article 5 hereabove, and b) Eisai shall repair or replace at Eisai's sole discretion components of Instruments which are defective in materials or workmanship and which are returned to Eisai for Eisai for Eisai's verification of such defect.

There are no other warranties either expressed or implied including any warranties of merchantability or fitness for any purpose, or of quality or safety of any parts, construction or design.


Article 13.   Training

Eisai shall train, at cost, reasonable numbers of Igen personnel to enable them to adequately service Instruments. All such training shall take place in Japan at Eisai's specified location. Igen shall be responsible for all salaries, costs and expenses of its own personnel. With regard to personnel first sent to receive such training, Igen shall inform Eisai of IGEN's desire to send personnel for training 180 days prior to the proposed training and Eisai and Igen shall endeavor to agree on a suitable schedule for such training. With regard to subsequent personnel, Igen shall inform Eisai of IGEN's desire to send personnel for training 90 days prior to the proposed training and Eisai and Igen shall endeavor to agree on a suitable schedule for such training.

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The information marked below with * and [ ] has been omitted pursuant to a request for confidential treatment. The omitted portions have been separately filed with the Commission.

                                     ATTACHMENT E

                          SPECIFICATIONS FOR RUTHENIUM LABEL


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